Exhibit 5.1

January 29, 2013

First American Financial Corporation

1 First American Way

Santa Ana, California 92707-5913

Ladies and Gentlemen:

We have acted as counsel to First American Financial Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3ASR (File No. 333-186166) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on January 24, 2013, a Prospectus, dated January 24, 2013, forming part of the Registration Statement (the “Base Prospectus”), a Prospectus Supplement, dated January 24, 2013, relating to the issuance of $250,000,000 aggregate principal amount of the Company’s 4.30% Senior Notes due 2023 (the “Securities”), filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Securities will be issued pursuant to an Indenture (the “Base Indenture”), dated as of January 24, 2013, between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto (the Base Indenture, as so supplemented, the “Indenture”), dated January 29, 2013, between the Company and the Trustee. In connection with the issuance of the Securities, the Company and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several Underwriters named in the Underwriting Agreement (the “Underwriters”), entered into an Underwriting Agreement, dated January 24, 2013 (the “Underwriting Agreement”).

As counsel to the Company, we have reviewed the originals, or copies identified to our satisfaction of (i) the Registration Statement, (ii) the Prospectus, (iii) the Indenture, (iv) the Securities, (v) the Underwriting Agreement and (vi) such certificates of officers of the Company, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Company and such other documents, records and papers as we have deemed necessary as a basis for the opinions expressed below. In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have relied, as to matters of fact, upon the certificates of public officials and officers of the Company. We have assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

Based upon our examination of such documents, certificates, records, authorizations and proceedings as we have deemed relevant, it is our opinion that the Securities, when duly authenticated by the Trustee pursuant to the Indenture and delivered and paid for by the Underwriters in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company under the laws of the State of New York, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).

We do not express or purport to express any opinions with respect to laws other than the laws of the State of New York.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

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